EX: 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 5, 2018

BY AND AMONG

CAMBRIDGE BANCORP,

CAMBRIDGE TRUST COMPANY

AND

OPTIMA BANK & TRUST COMPANY

i

TABLE OF DEFINITIONS

	Page		Page
Acquisition Proposal	41	Index Price	38
Acquisition Transaction	41	Index Ratio	38
Affiliate	41	Informational Systems Conversion	34
Agreement	1	Insurance Policies	18
Average Closing Price	38	Intellectual Property	43
Bank Regulator	41	IRS	43
BOLI	18	Knowledge	43
Business Day	41	Leases	17
Cambridge	1	Lien	43
Cambridge 2017 Form 10-K	21	Loans	17
Cambridge Benefit Plan	23	Mailing Date	5
Cambridge Board	42	Material Adverse Effect	43
Cambridge Disclosure Schedule	42	Material Contract	13
Cambridge Measurement Price	4	Merger	1
Cambridge Ratio	38	Merger Consideration	43
Cambridge SEC Documents	21	Merger Registration Statement	27
Cambridge Stock	42	MGL	2
Cambridge Trust	1	Mixed Election	5
Cash Consideration	4	NASDAQ	43
Cash Election Shares	5	New Members	2
Certificate	4, 42	NHRSA	2
Closing	3	Non-Election Shares	5
Closing Date	3	Non-Witholding Option	8
Code	1	Notice of Superior Proposal	30
CRA	10	Notice Period	30
Confidentiality Agreement	29	Optima	1
Derivative Transaction	42	Optima Benefit Plans	13
Determination Date	38	Optima Board	43
Dissenters’ Rights Laws	4	Optima Disclosure Schedule	44
Dissenting Shares	4	Optima Employees	13
Effective Date	3	Optima ERISA Affiliate	14
Effective Time	3	Optima Financial Statements	10
Election Deadline	5	Optima Intellectual Property	44
Election Form	5	Optima Meeting	27
Election Form Record Date	5	Optima Option	44
Employee Stock Incentive Plan	42	Optima Pension Plan	13
Environmental Law	42	Optima Recommendation	27
ERISA	42	Optima Representatives	29
Exchange Act	42	Optima Stock	9
Exchange Agent	42	Optima Stock Option Plans	44
Exchange Ratio	4	Optima Subsequent Determination	30
Executive Agreements	1	Option Consideration	8
FDIC	42	OREO	17
FHLB	42	Person	44
Final Index Price	38	Per Share Consideration	44
Finance Laws	12	Premium Limit	32
FRB	42	Proxy Statement/Prospectus	44
GAAP	42	Regulatory Approvals	44
Governmental Authority	42	Regulatory Order	12
Hazardous Substance	42	Rights	44
Indemnified Parties	31	SEC	11
Indemnifying Party	31	Securities Act	44
Index Group	38	Securities Documents	22

Shortfall Number	6	Superior Proposal	45
Software	44	Surviving Bank	1
Starting Date	38	Tax	45
Starting Price	38	Tax Returns	45
Stock Consideration	4	Taxes	45
Stock Conversion Number	5	Termination Date	37
Stock Election Number	5	Voting Agreement	1
Stock Election Shares	5	Willful Breach	45
Subsidiary	44

v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 5, 2018, by and among Cambridge Bancorp, a Massachusetts corporation and registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (“Cambridge”), Cambridge Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Cambridge (“Cambridge Trust”), and Optima Bank & Trust Company, a New Hampshire-chartered bank (“Optima”).

WITNESSETH

WHEREAS, the Board of Directors of Cambridge Trust and the Board of Directors of Optima have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and adopted this Agreement;

WHEREAS, in accordance with the terms of this Agreement, Optima will merge with and into Cambridge Trust (the “Merger”);

WHEREAS, as a material inducement to Cambridge to enter into this Agreement, each of the directors and certain executive officers of Optima has entered into a voting agreement with Cambridge dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Optima Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to Cambridge to enter into this Agreement, each of Daniel Morrison, Pamela Morrison and William Young has entered into an offer letter with Cambridge and/or the Surviving Bank dated as of the date hereof (the “Executive Agreements”) substantially in the form attached hereto as Exhibit B, each of which shall become effective as of the Effective Time;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
THE MERGER

Section 1.01Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Optima shall merge with and into Cambridge Trust, and Cambridge Trust shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue its corporate existence as a Massachusetts-chartered trust company regulated by the Massachusetts Division of Banks and the FDIC. As part of the Merger, shares of Optima Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Optima and Cambridge each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e).

Section 1.03Name of the Surviving Bank. The name of the Surviving Bank shall be “Cambridge Trust Company.”

Section 1.04Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Cambridge Trust as in effect immediately prior to consummation of the Merger.

Section 1.05Directors and Officers of Cambridge and Surviving Bank.

(a)At Effective Time, the directors of each of Cambridge and Surviving Bank immediately prior the Effective Time shall continue to be the directors of Cambridge and Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of Cambridge and Surviving Bank shall each be increased by one (1) director to be selected by Cambridge (the “New Member”), and the New Member shall be appointed to the board of directors of both Cambridge and Surviving Bank for terms to expire at Cambridge’s and Surviving Bank’s next annual meeting. At the next annual meeting of shareholders of Cambridge after the Effective Date, the New Member shall be nominated to the boards of directors of Cambridge and Surviving Bank each for a term of three (3) years and Cambridge shall recommend that its stockholders vote in favor of the election of such nominee and shall, as the sole shareholder of the Surviving Bank, vote itself in favor of each such nominee. Notwithstanding the foregoing, neither Cambridge nor Surviving Bank shall have any obligation to appoint the New Member to serve on Cambridge’s or Surviving Bank’s Board if such Person is not a member of the Optima’s board of directors immediately prior to the Effective Time. Each of the directors of Cambridge and Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of Cambridge and Surviving Bank.

(b)At the Effective Time, the officers of Cambridge and Surviving Bank shall consist of the officers of Cambridge and Surviving Bank in office immediately prior to the Effective Time with the addition of Daniel Morrison as the Chief Executive Officer of Cambridge Trust in New Hampshire and William Young as Senior Vice President of Surviving Bank.

Section 1.06Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Massachusetts General Laws (“MGL”) and the New Hampshire Revised Statutes Annotated (“NHRSA”), and the regulations respectively promulgated thereunder.

(a)Surviving Bank. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Optima shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of Cambridge Trust and Optima and thereupon and thereafter all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Optima shall be vested in and assumed by Cambridge Trust as the Surviving Bank. Any reference to either of Cambridge Trust or Optima in any contract, will or document; and any pending action or other judicial proceeding to which either of Cambridge Trust or Optima is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Cambridge Trust or Optima if the Merger had not occurred.

(b) Deposits. All deposit accounts of Optima shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of Optima, as necessary, after consummation of the Merger. All deposit accounts of Cambridge Trust prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c)Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Cambridge, Massachusetts. The former main office and branch offices of Optima shall be operated as branches of the Surviving Bank immediately following the Effective Time.

Section 1.07Effective Date and Effective Time; Closing.

(a)Subject to the terms and conditions of this Agreement, Cambridge will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, Cambridge Trust and Optima shall file articles of merger with the Secretary of the Commonwealth of Massachusetts in accordance with the MGL and with the Secretary of the State of New Hampshire in accordance with the NHRSA. The date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filings.

(b)The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Cambridge and Optima the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08Alternative Structure. Cambridge may, at any time prior to the Effective Time, change the method of effecting the combination of Cambridge Trust and Optima (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of or Optima’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Cambridge or Optima pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Cambridge makes such a change, Optima agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09Additional Actions. If, at any time after the Effective Time, Cambridge shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in Cambridge its right, title or interest in, to or under any of the rights, properties or assets of Optima, or (ii) otherwise carry out the purposes of this Agreement, Optima and its officers and directors shall be deemed to have granted to Cambridge an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Cambridge or Cambridge Trust its right, title or interest in, to or under any of the rights, properties or assets of Optima or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Cambridge or Cambridge Trust are authorized in the name of Optima or otherwise to take any and all such action.

Section 1.10Absence of Control. It is the intent of the parties to this Agreement that Cambridge or Cambridge Trust by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Optima and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Optima.

Article II
CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)Each share of Cambridge Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)Each share of Optima Stock held as treasury stock, if any, immediately prior to Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)All remaining shares of Optima Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to the Merger Consideration, pursuant to the terms of this Article II.

Section 2.02Stock Consideration. Each outstanding share of Optima Stock that under the terms of Section 2.07 is to be converted into the right to receive shares of Cambridge Stock (the “Stock Consideration”) shall be converted into and become the right to receive from Cambridge 0.3468 shares of Cambridge Stock (the “Exchange Ratio”).

Section 2.03Cash Consideration. Each outstanding share of Optima Stock that under the terms of Section 2.07 is to be converted into the right to receive cash (the “Cash Consideration”) shall be converted into the right to receive a cash payment of $32.00.

Section 2.04Rights as Shareholders; Stock Transfers. All shares of Optima Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Optima Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Cambridge Stock in accordance with Section 2.05. At the Effective Time, holders of the Optima Stock shall cease to be, and shall have no rights as, shareholders of Optima other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Cambridge Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Optima of shares of the Optima Stock.

Section 2.05No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Cambridge Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Cambridge shall pay to each holder of a fractional share of Cambridge Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Cambridge Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “Cambridge Measurement Price”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.06Dissenting Shares. Each outstanding share of Optima Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 293-A of the NHRSA (the “Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.07 hereof. Optima shall give Cambridge prompt notice upon receipt by Optima of any such written demands for payment of the fair value of shares of the Optima Stock and of withdrawals of such demands and any other instruments provided pursuant to the Dissenters’ Rights Laws. Any payments made in respect of Dissenting Shares shall be made by Cambridge.

Section 2.07Election Procedures.

(a)Holders of Optima Stock may elect to receive shares of Cambridge Stock or cash (in either case without interest) in exchange for their shares of Optima Stock in accordance with the following procedures, provided that, in the aggregate, ninety-five percent (95%) of the total number of shares of Optima Stock issued and outstanding at the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Optima Stock shall be converted into the Cash Consideration. Shares of Optima Stock as to which a holder of Optima Stock has elected to receive the Cash Consideration (including, pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Optima Stock as to which a holder of Optima Stock has elected to receive the Stock Consideration (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Optima Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of Stock Election Shares is referred to herein as the “Stock Election Number.”

(b)An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Optima and Cambridge shall mutually agree (“Election Form”), shall be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the anticipated Effective Date or on such earlier date as Optima and Cambridge shall mutually agree (the “Mailing Date”) to each holder of record of Optima Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.07, (i) to elect to receive all cash with respect to each share of Optima Stock held by such holder, (ii) to elect to receive all Cambridge Stock with respect to each share of Optima Common Stock held by such holder, (iii) to elect to receive cash with respect to a part of such holder’s Optima Stock and Cambridge Stock with respect to the remaining part of such holder’s Optima Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Cambridge Stock for such shares. A holder of record of shares of Optima Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of Optima Stock held by such nominee, trustee or held in another representative capacity for a particular beneficial owner. Any shares of Optima Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Cambridge Stock, subject to Section 2.06; provided, however, that for purposes of making the proration calculations provided for in this Section 2.07 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Optima and Cambridge may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Optima shall make available such additional Election Forms as Cambridge may permit, to all Persons who become holders (or beneficial owners) of Optima Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. Optima shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Optima Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an Optima shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Optima Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Cambridge shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d)If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e)If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i)if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii)if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 2.08Exchange of Certificates; Payment of the Consideration.

(a)Until the six (6) month anniversary of the Effective Time, Cambridge shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required by the Exchange Agent pursuant to this Article II, and (ii) certificates, or at Cambridge’s option, evidence of shares in book entry form, representing the shares of Cambridge Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, each to be given to the holders of Optima Stock in exchange for Certificates pursuant to this Article II. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Cambridge. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II and any holder of a Non-Withholding Option who has not theretofore submitted a letter of transmittal shall thereafter be entitled to look exclusively to Cambridge, and only as a general creditor thereof, for the Merger Consideration or Option Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates or cancellation of Optima Options, as applicable, pursuant to this Article II. If outstanding Certificates are not surrendered, a holder of a Non-Withholding Option does not submit a letter of transmittal or the payment for the Certificates or the cancelled Optima Option, as applicable is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Cambridge (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Optima Stock represented by any Certificate or to any holder of a Non-Withholding Option for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Cambridge and the Exchange Agent shall be entitled to rely upon the stock transfer books of Optima to establish the identity of those Persons entitled to receive the Merger Consideration or Option Consideration, as applicable, which books shall be conclusive with respect thereto.

(b)The Exchange Agent or Cambridge shall be entitled to deduct and withhold from the Merger Consideration and the Option Consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Optima Options, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or Cambridge such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c)Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Cambridge shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Optima Stock or a holder of a Non-Withholding Option a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration or for payment of the Option Consideration with respect to Non-Withholding Options. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a check in the amount of the Cash Consideration to which such holder is entitled pursuant to this Article II, plus any amounts due pursuant to Section 2.05 above, as well as a certificate representing the Stock Consideration to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d)If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Cash Consideration in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing shares of Cambridge Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Cambridge Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)No dividends or other distributions with a record date after the Effective Time with respect to Cambridge Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Cambridge Stock.

(f)If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Bank or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Bank or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of Optima Stock formerly represented by such Certificate pursuant to this Article II. In the event of a dispute with respect to ownership of any shares of Optima Stock represented by any Certificate, Cambridge and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 2.09Anti-Dilution Provisions. In the event Cambridge or Optima changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Cambridge Stock or Optima Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Cambridge Stock or Optima Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to Cambridge Stock if (a) Cambridge issues additional shares of Cambridge Stock and receives consideration for such shares in a bona fide third party transaction, (b) Cambridge issues additional shares of Cambridge Stock under its Employee Stock Incentive Plans, or (c) Cambridge grants employee or director stock grants or similar equity awards or shares of Cambridge Stock upon the exercise or settlement thereof.

Section 2.10Reservation of Shares. Effective upon the date of this Agreement, Cambridge shall reserve for issuance a sufficient number of shares of the Cambridge Stock for the purpose of issuing shares of Cambridge Stock to Optima shareholders in accordance with this Article II.

Section 2.11Listing of Additional Shares. Prior to the Effective Time, Cambridge shall notify NASDAQ of the additional shares of Cambridge Stock to be issued by Cambridge in exchange for the shares of Optima Stock.

Section 2.12Stock Options.

(a)Effective as of the Effective Time, each Optima Option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive a cash payment equal to (i) the number of shares of Optima Stock subject to such Optima Option at the Effective Time, multiplied by (ii) the amount by which the Per Share Consideration exceeds the per share exercise price of such Optima Option (the “Option Consideration”), less applicable taxes and withholdings and without interest. Notwithstanding the foregoing, if the per share exercise price for an Optima Option is equal to or in excess of the Per Share Consideration, such Optima Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, Cambridge shall not assume any Optima Options.

(b)Prior to the Effective Time, Optima shall take all actions that may be necessary or required (under any Optima Stock Option Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.12, (ii) to terminate each Optima Stock Option Plan as of the Effective Time without any further obligation or liability and (iii) to ensure that, from and after the Effective Time, holders of Optima Options shall have no rights with respect to thereto other than those rights specifically provided in Section 2.12(a).

(c)Within ten days following the Effective Time, Cambridge shall cause to be paid: (i) through Cambridge’s or the Surviving Bank’s standard payroll practices, to each holder of an Optima Option (other than any Optima Option with respect to which Optima has no Tax withholding obligations (a “Non-Withholding Option”)) the consideration specified in Section 2.12(a), if any (subject to applicable taxes and withholding and without interest); and (ii) by the Exchange Agent, to each holder of a Non-Withholding Option who has submitted a letter of transmittal, the consideration specified in Section 2.12(a), if any (without interest).

Article III
REPRESENTATIONS AND WARRANTIES OF OPTIMA

Section 3.01Making of Representations and Warranties.

(a)As a material inducement to Cambridge and Cambridge Trust to enter into this Agreement and to consummate the transactions contemplated hereby, Optima hereby makes to Cambridge and Cambridge Trust the representations and warranties contained in this Article III.

(b)On or prior to the date hereof, Optima has delivered to Cambridge the Optima Disclosure Schedule listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of Optima’s representations and warranties contained in this Article III; provided, however, that (i) no such item is required to be set forth on the Optima Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect, and (ii) the mere inclusion of an item in the Optima Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Optima that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Optima. Any disclosure made with respect to a section of Article III shall be deemed to qualify any other section of Article III specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

Section 3.02Organization, Standing and Authority of Optima. Optima is a New Hampshire-chartered bank duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Optima’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Optima when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Optima, threatened. Optima is a nonmember bank and its primary federal bank regulator is the FDIC. Optima is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Optima Disclosure Schedule 3.02. The charter and bylaws of Optima, copies of which have been made available to Cambridge, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03Optima Capital Stock.

(a)The authorized capital stock of Optima consists solely of 9,000,000 shares of common stock, par value $1.00 per share, of which 2,177,282 shares are outstanding as of the date hereof (“Optima Stock”) and 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, there are no shares of Optima Stock held in treasury by Optima. The outstanding shares of Optima Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Optima Options listed on Optima Disclosure Schedule 3.03(b), Optima does not have any Rights issued or outstanding with respect to Optima Stock and Optima does not have any commitment to authorize, issue or sell any Optima Stock or Rights.

(b)Optima Disclosure Schedule 3.03(b), contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Optima Option, (i) the name of the holder of such Optima Option, (ii) whether the holder is a current or former employee, director or other individual service provider of Optima and any of its Subsidiaries, (iii) the number of shares of Optima Stock covered by such Optima Option, (iv) the exercise price per share with respect to such Optima Option, (v) the date of grant of such Optima Option, (vi) the date of expiration of such Optima Option, (vii) the vesting schedule applicable to such Optima Option, including whether such Optima Option is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (viii) whether such Optima Option is an incentive stock option or a nonqualified stock option, and (ix) the applicable Optima Stock Option Plan under which such Optima Option was granted. Upon issuance in accordance with the terms of the applicable Optima Stock Option Plans and award agreements, the shares of Optima Stock issued pursuant to the Optima Options have been and shall be issued in compliance with all applicable laws.

Section 3.04Subsidiaries. Optima does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Optima Disclosure Schedule 3.04, Optima does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. No such equity investment identified in Optima Disclosure Schedule 3.04 is prohibited by applicable federal or state laws and regulations.

Section 3.05Corporate Power; Minute Books. Optima has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Optima has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Optima’s shareholders of this Agreement. The minute books of Optima contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Optima and the Optima Board (including committees of the Optima Board).

Section 3.06Execution and Delivery. Subject to the approval of this Agreement by the shareholders of Optima, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Optima and the Optima Board on or prior to the date hereof. The Optima Board has directed that this Agreement be submitted to Optima’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Optima Stock entitled to vote thereon, no other vote of the shareholders of Optima is required by law, the charter of Optima, the bylaws of Optima or otherwise to approve this Agreement and the transactions contemplated hereby. Optima has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Cambridge, this Agreement is a valid and legally binding obligation of Optima, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07Regulatory Approvals; No Defaults.

(a)Subject to the receipt of all Regulatory Approvals, the required filings under federal and state securities laws and the requisite affirmative vote of the Optima Shares, the execution, delivery and performance of this Agreement by Optima, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Optima, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Optima, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Optima under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Optima is a party, or by which it or any of its properties or assets may be bound or affected

(b)As of the date hereof, Optima has no Knowledge of any reason relating to Optima (including, without limitation, compliance with the Community Reinvestment Act of 1977, as amended (the “CRA”), or the USA Patriot Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 3.08Financial Statements.

(a)Optima has previously made available to Cambridge copies of the balance sheet of Optima as of December 31 for the fiscal years 2017 and 2016, and the related statements of income, shareholders’ equity and cash flows for the fiscal years 2017, 2016 and 2015, in each case accompanied by the audit report of Baker Newman & Noyes, LLC, the independent registered public accounting firm of Optima (the “Optima Financial Statements”). The Optima Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Optima and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Optima have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Newman & Noyes, LLC has not resigned or been dismissed as independent public accountants of Optima as a result of or in connection with any disagreements with Optima on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Optima is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09Absence of Certain Changes or Events.

(a)Since September 30, 2018, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Optima.

(b)Since September 30, 2018, Optima has carried on its business only in the ordinary and usual course of business consistent with its past practices (except as disclosed to Cambridge and except for actions in connection with transactions contemplated by this Agreement).

(c)Except as set forth in Optima Disclosure Schedule 3.09, since December 31, 2017, Optima has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, director or other individual service provider from the amount thereof in effect as of December 31, 2017, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Optima’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Optima’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Optima’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of Optima affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by Optima or any settlement or compromise of any income tax liability by Optima, (vi) made any material change in Optima’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10Financial Controls and Procedures. During the periods covered by the Optima Financial Statements, Optima has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Optima’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are under the exclusive ownership and direct control of Optima or its accountants.

Section 3.11Regulatory Matters.

(a)Optima has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Optima, and except as set forth in Optima Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of Optima, investigation into the business or operations of Optima, since December 31, 2015. Optima is “well capitalized” as defined in applicable laws and regulations, and Optima has a CRA rating of “satisfactory” or better.

(b)Other than as set forth in Optima Disclosure Schedule 3.11, Optima is not a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Optima has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.12Legal Proceedings; Regulatory Action.

(a)Other than as set forth in Optima Disclosure Schedule 3.12, there are no pending or, to Optima’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Optima.

(b)Optima is not a party to any, nor are there any pending or, to Optima’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Optima in which, to the Knowledge of Optima, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Optima or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)There is no injunction, order, judgment or decree imposed upon Optima, or their respective assets, and none of Optima has been advised of, or is aware of, the threat of any such action.

(d)Optima has not been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

Section 3.13Compliance with Laws.

(a)Optima is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, (i) applicable federal and state banking laws and regulations, (ii) state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (together, the “Finance Laws”), and (iii) all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity;

(b)Optima has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Optima’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)Other than as set forth in Optima Disclosure Schedule 3.13, Optima has not received, since January 1, 2015, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Optima’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.14Material Contracts; Defaults.

(a)Other than as set forth in Optima Disclosure Schedule 3.14, Optima is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, directors, or other individual service providers of Optima; (ii) which would entitle any current or former employee, director, other individual service provider or agent of Optima to indemnification from Optima or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from Optima to any employee, director, or other individual service provider thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; (v) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of Optima; or (vi) which materially restricts the conduct of any business by Optima. Optima has previously delivered to Cambridge true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on Optima Disclosure Schedule 3.14 is referred to herein as a “Material Contract.”

(b)To its Knowledge, Optima is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Optima is currently outstanding.

Section 3.15Brokers. Neither Optima nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Optima has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. A true, complete and correct copy of the engagement letter with Sandler O’Neill & Partners, L.P. has been provided to Cambridge.

Section 3.16Employee Benefit Plans.

(a)All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Optima (the “Optima Employees”) and current or former directors of Optima including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Optima Benefit Plans”), are identified in Optima Disclosure Schedule 3.16(a). True and complete copies of all Optima Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Optima Benefit Plans and all amendments thereto, have been provided to Cambridge.

(b)All Optima Benefit Plans covering Optima Employees, to the extent subject to ERISA, are in compliance with ERISA in all material respects. Each Optima Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (an “Optima Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of Optima, nothing has occurred that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Optima Pension Plan under Section 401(a) of the Code. There is no pending or, to Optima’s Knowledge, threatened litigation relating to the Optima Benefit Plans. Optima has not engaged in a transaction with respect to any Optima Benefit Plan or Optima Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Optima to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Optima or any Optima ERISA Affiliate (as defined below) with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Optima, or the single-employer plan of any entity which is considered one employer with Optima under Section 4001 of

ERISA or Section 414 of the Code (an “Optima ERISA Affiliate”). Optima has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an Optima ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or a safe harbor is not available, has been required to be filed for any Optima Pension Plan or by any Optima ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. Neither Optima nor any Optima ERISA Affiliate has maintained an “employee stock ownership plan,” as defined in Section 4975(e)(7) of the Code or an Optima Benefit Plan that otherwise invests in “employer securities” as defined in Section 409(l) of the Code.

(d)All contributions, payments, and other obligations required to be made under the terms of any Optima Benefit Plan or an agreement with any Optima Employee have been timely made or have been reflected on the financial statements of Optima. No Optima Pension Plan or single-employer plan of an Optima ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Optima ERISA Affiliate has an outstanding funding waiver. Optima has not provided, and is not required to provide, security to any Optima Pension Plan or to any single-employer plan of an Optima ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)Other than as identified in Optima Disclosure Schedule 3.16(e), Optima has no obligations for retiree health and life benefits under any Optima Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Optima may amend or terminate any such Optima Benefit Plan at any time without incurring any liability thereunder.

(f)Other than as set forth in Optima Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Optima Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Optima Benefit Plans, (iii) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Optima, or after the consummation of the transactions contemplated hereby, Cambridge or Surviving Bank, to merge amend, or terminate any of the Optima Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code.

(g)Each Optima Benefit Plan that is a “nonqualified” deferred compensation plan (as defined for purposes of Section 409A(d)(1) of the Code) and any deferral elections thereunder are in documentary compliance with, and have been maintained and operated in compliance with Section 409A of the Code and the regulations thereunder.

(h)Each Optima Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Optima Stock on the date of such grant, (iii) has a grant date identical to the date on which the Optima Board or the Optima’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Optima Tax Returns and the Optima Financial Statements, respectively.

Section 3.17Labor Matters. Optima is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Optima the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Optima to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Optima’s Knowledge, threatened, nor is Optima aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18Environmental Matters.

(a)Each property owned, leased or operated by Optima is, and has been, in compliance with all Environmental Laws. Optima is not aware of, nor has Optima received notice of any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of Optima with all Environmental Laws.

(b) Optima has obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c)No Hazardous Substance exists on, about or within any of the owned real properties, nor to Optima’s Knowledge has any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that Optima makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties.

(d)There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Optima’s Knowledge threatened against Optima relating in any way to any Environmental Law. Optima does not have a liability for remedial action under any Environmental Law. Optima has not received any request for information or other notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned real properties or Optima Loan Property.

Section 3.19Tax Matters. Except as set forth in on Optima Disclosure Schedule 3.19:

(a)Optima has filed all Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Optima (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Optima is contesting in good faith. Optima is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Optima does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Optima.

(b)Optima has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Optima are pending with respect to Optima. Optima has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Optima has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Optima.

(d)Optima has provided Cambridge with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Optima for taxable periods ended December 31, 2017, 2016 and 2015. Optima has delivered to Cambridge correct and complete copies of all statements of deficiencies assessed against or agreed to by Optima filed for the years ended December 31, 2017, 2016 and 2015. Optima has timely and properly taken such actions in response to and in compliance with notices Optima has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)Optima has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)Optima has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Optima has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Optima is not a party to or bound by any Tax allocation or sharing agreement. Optima (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Optima) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)The unpaid Taxes of Optima (i) did not, as of the end of the most recent period covered by Optima’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Optima’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Optima in filing its Tax Returns. Since the end of the most recent period covered by Optima’s call reports filed prior to the date hereof, Optima has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)Optima shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)Optima has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)Optima has not participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and Optima has not been notified of, or to Optima’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20Investment Securities. Optima Disclosure Schedule 3.20 sets forth the book and market value as of September 30, 2018 of the investment securities, mortgage backed securities and securities held for sale of Optima, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Optima has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Optima.

Section 3.21Derivative Transactions. Optima has not entered into any Derivative Transactions (as defined below), including for the account of any of its customers. For purposes of this Section 3.21, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.22Loans; Nonperforming and Classified Assets.

(a)Except as set forth in Optima Disclosure Schedule 3.22(a), as of the date hereof, Optima is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2018, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Optima, or to the Knowledge of Optima, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Optima Disclosure Schedule 3.22(a) identifies (x) each Loan that as of September 30, 2018 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Optima or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Optima that as of September 30, 2018 was classified as other real estate owned (“OREO”) and the book value thereof.

(b)Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Optima, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)The loan documents with respect to each Loan were in compliance with applicable laws and regulations and Optima’s lending policies at the time of origination of such Loans and are complete and correct.

(d)Except as set forth in Optima Disclosure Schedule 3.22(d), Optima is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Optima to repurchase from any such Person any Loan or other asset of Optima.

Section 3.23Tangible Properties and Assets.

(a)Optima Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by Optima. Except as set forth in Optima Disclosure Schedule 3.23(a), and except for properties and assets either held as OREO, disposed of in the ordinary course of business or as permitted by this Agreement, Optima has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b)Optima Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Optima uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, Optima has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Optima of, or material default by Optima in, the performance of any covenant, agreement or condition contained in any Lease, and to Optima’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Optima Disclosure Schedule 3.23(b), there is no pending or, to Optima’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Optima uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Optima has paid all rents and other charges to the extent due under the Leases.

Section 3.24Intellectual Property. Optima Disclosure Schedule 3.24 sets forth a true, complete and correct list of all Optima Intellectual Property owned or purported to be owned by Optima that has been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office, registry or agency anywhere in the world. Optima owns or has a license to use all Optima Intellectual Property necessary to conduct the business of Optima, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Optima Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Optima as currently conducted. To the Knowledge of Optima, all Optima Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and Optima has not received notice challenging the validity or enforceability of Optima Intellectual Property. To the Knowledge of Optima, the conduct of the business of Optima does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Optima to own or use any of the Optima Intellectual Property.

Section 3.25Trust Activities. Optima does not engage in any trust business, nor does it administer or maintain accounts for which it acts as fiduciary, including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

Section 3.26Insurance.

(a)Optima Disclosure Schedule 3.26(a) identifies all of the material insurance policies or bonds currently maintained by Optima, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving incurred losses of more than $100,000. Optima is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of Optima reasonably has determined to be prudent in accordance with industry practices and its Knowledge, and has maintained all insurance required by applicable laws and regulations. All claims under the Insurance Policies for which Optima has sought coverage have been filed in due and timely fashion, all the Insurance Policies are in full force and effect and Optima is not in material default thereunder.

(b)Optima Disclosure Schedule 3.26(b) identifies all bank owned life insurance (“BOLI”) owned by Optima, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly reflected in the Optima Financial Statements in accordance with GAAP.

Section 3.27Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28Fairness Opinion. The Optima Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Optima Stock from a financial point of view.

Section 3.29CRA, Anti-money Laundering and Customer Information Security. Optima is not a party to any agreement with any individual or group regarding CRA matters and Optima has no Knowledge of, nor has Optima been advised of, or has any reason to believe (based on Optima’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Optima: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Optima pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Board of Directors of Optima has adopted and Optima has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.30Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by Optima to, and Optima is not otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Optima Stock, director or employee of Optima, other than as part of the normal and customary terms of such persons’ employment or service as a director with Optima. Optima is not a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding Optima Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers.

Section 3.31Disclosure. The representations and warranties contained in this Article III, as qualified in each section of this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE

Section 4.01Making of Representations and Warranties.

(a)As a material inducement to the Optima to enter into this Agreement and to consummate the transactions contemplated hereby, Cambridge and Cambridge Trust hereby make to Optima the representations and warranties contained in this Article IV.

(b)On or prior to the date hereof, Cambridge and Cambridge Trust have delivered to the Optima a schedule Cambridge Disclosure Schedule listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth on the Cambridge Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect, and (b) the mere inclusion of an item in the Cambridge Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Cambridge Trust that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect to Cambridge. Any disclosure made with respect to a section of Article IV shall be deemed to qualify any other section of Article IV specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

Section 4.02Organization, Standing and Authority of Cambridge. Cambridge is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Cambridge has full corporate power and authority to carry on its business as now conducted. Cambridge is duly licensed or qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Articles of Organization, as amended or restated, and Amended and Restated Bylaws of Cambridge, copies of which have been made available to Optima, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03Organization, Standing and Authority of Cambridge Trust. Cambridge Trust is a Massachusetts-chartered trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Cambridge Trust’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Cambridge Trust when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Cambridge, threatened. Cambridge Trust is a nonmember bank and its primary federal bank regulator is the FDIC. Cambridge Trust is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Cambridge Disclosure Schedule 4.03. The Articles of Organization and Amended and Restated Bylaws of Cambridge Trust, copies of which have been made available to Optima, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04Cambridge Capital Stock. The authorized capital stock of Cambridge consists of 10,000,000 shares of Cambridge Stock, par value $1.00, of which 4,107,181 shares (including unvested shares of restricted stock) are outstanding as of the date hereof. As of the date hereof, no shares of Cambridge Stock are held in treasury by Cambridge. The outstanding shares of Cambridge Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the Employee Stock Incentive Plan pursuant to which there are no outstanding options to acquire shares of Cambridge Stock, 7,002 shares of Cambridge Stock subject to issuance and/or delivery pursuant to outstanding restricted stock units that vest solely based on time-based vesting requirements, and up to a maximum of 82,822 shares of Cambridge Stock subject to issuance and/or delivery pursuant to outstanding restricted stock units that vest based on performance-based vesting requirements, and (b) the Cambridge Stock to be issued pursuant to this Agreement, Cambridge does not have any Rights issued or outstanding with respect to Cambridge Stock and Cambridge does not have any commitments to authorize, issue or sell any Cambridge Stock or Rights.

Section 4.05Subsidiaries. Except as set forth on Cambridge Disclosure Schedule 4.05, Cambridge does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Cambridge Disclosure Schedule 4.05, Cambridge does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Cambridge has not been conducted through any other direct or indirect Subsidiary or Affiliate of Cambridge. No such equity investment identified in Cambridge Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.

Section 4.06Corporate Power; Minute Books. Each of Cambridge and Cambridge Trust has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Cambridge and Cambridge Trust has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Cambridge contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Cambridge and the Cambridge Board (including committees of the Cambridge Board).

Section 4.07Execution and Delivery. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Cambridge and Cambridge Trust and each of their respective Boards of Directors on or prior to the date hereof. No vote of the shareholders of Cambridge is required by law, the Articles of Organization of Cambridge, and Amended and Restated Bylaws of Cambridge or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Cambridge and Cambridge Trust has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Optima, this Agreement is a valid and legally binding obligation of each of Cambridge and Cambridge Trust, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08Regulatory Approvals; No Defaults.

(a)Subject to the receipt of all Regulatory Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Cambridge and Cambridge Trust do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Cambridge or of any of its Subsidiaries or to which Cambridge or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Cambridge’s Articles of Organization or Amended and Restated Bylaws, or the Articles of Organization and Amended or Restated Bylaws of Cambridge Trust, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)As of the date of this Agreement, Cambridge has no Knowledge of any reasons relating to Cambridge or Cambridge Trust (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09Absence of Certain Changes or Events. Since September 30, 2018, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cambridge and its Subsidiaries taken as a whole.

Section 4.10SEC Documents; Financial Reports; and Financial Controls and Procedures.

(a)Cambridge’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2017 (the “Cambridge 2017 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Cambridge or any of its Subsidiaries subsequent to January 1, 2017, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Cambridge SEC Documents”), with the SEC, and all of Cambridge SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Cambridge SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Cambridge SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Cambridge and its Subsidiaries contained in Cambridge 2017 Form 10-K and, except for liabilities reflected in Cambridge SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2017, neither Cambridge nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)Cambridge and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Cambridge (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Cambridge Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cambridge’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cambridge’s internal control over financial reporting.

Section 4.11Regulatory Matters.

(a)Each of Cambridge and Cambridge Trust has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Cambridge and/or Cambridge Trust, no Governmental Authority has initiated any proceeding, or to the Knowledge of Cambridge, investigation into the business or operations of Cambridge and/or Cambridge Trust, since December 31, 2016. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Cambridge Trust. Cambridge Trust is “well capitalized” as defined in applicable laws and regulations, and Cambridge Trust has a CRA rating of “satisfactory” or better.

(b)Other than as set forth in Cambridge Disclosure Schedule 4.11, Cambridge has timely filed with the SEC and NASDAQ all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to applicable securities laws (“Securities Documents”) required by applicable securities laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the securities laws.

(c)Neither Cambridge, Cambridge Trust nor any of their respective Subsidiaries is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Neither Cambridge nor Cambridge Trust has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12Legal Proceedings.

(a)Other than as set forth in Cambridge Disclosure Schedule 4.12, there are no pending or, to the Knowledge of Cambridge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cambridge.

(b)Cambridge is not a party to any, nor are there any pending or, to Cambridge’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cambridge in which, to the Knowledge of Cambridge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Cambridge or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)There is no injunction, order, judgment or decree imposed upon Cambridge, nor on any of the assets of Cambridge, and Cambridge has not been advised of, or is aware of, the threat of any such action.

Section 4.13Compliance With Laws.

(a)Cambridge is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, (i) applicable federal and state banking laws and regulations, (ii) the Finance Laws, and (iii) all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity;

(b)Cambridge has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Cambridge’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)Cambridge has not received, since December 31, 2015, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Cambridge’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.14Brokers. Neither Cambridge nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Cambridge has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.

Section 4.15Tax Matters.

(a)Cambridge has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Cambridge (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Cambridge and which Cambridge is contesting in good faith. Cambridge is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Cambridge does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Cambridge.

(b)Cambridge has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Cambridge are pending with respect to Cambridge. Cambridge has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Cambridge has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Cambridge.

Section 4.16Employee Benefit Plans.

(a)All benefits and compensation plans, contracts, policies or arrangements sponsored, maintained by or contributed to by Cambridge (the “Cambridge Benefit Plans”), are in compliance with all applicable laws in all material respects.

(b)There is no pending or, to Cambridge’s Knowledge, threatened litigation relating to the Cambridge Benefit Plans.

(c)No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Cambridge or any Cambridge ERISA Affiliate (as defined below) with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Cambridge, or the single-employer plan of any entity which is considered one employer with Cambridge under Section 4001 of ERISA or Section 414 of the Code (a “Cambridge ERISA Affiliate”). Cambridge has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an Cambridge ERISA Affiliate).

Section 4.17Cambridge Stock. The shares of Cambridge Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.18CRA, Anti-Money Laundering and Customer Security Information. Cambridge is not a party to any agreement with any individual or group regarding CRA matters and Cambridge has no Knowledge of, nor has Cambridge been advised of, or has any reason to believe (based on Cambridge’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Cambridge: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Cambridge pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Board of Directors of Cambridge has adopted and Cambridge has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.19Sufficient Funds. Cambridge has, and will have as of the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

Section 4.20Disclosure. The representations and warranties contained in this Article IV, as qualified in each section of this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

Article V
COVENANTS

Section 5.01Covenants of Optima. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Cambridge, Optima shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Optima will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Cambridge the present services of the current officers, employees, directors and other key individual service providers of Optima and any of its Subsidiaries and (iii) preserve for itself and Cambridge the goodwill of the customers of Optima and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Optima Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Cambridge, Optima shall not:

(a)Capital Stock. Other than pursuant to Optima Options outstanding as of the date hereof and listed in the Optima Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Optima Stock, or obligate itself to purchase, retire or redeem, any of its shares of Optima Stock (except to the extent necessary to effect a cashless exercise of Optima Options outstanding on the date hereof and listed in the Optima Disclosure Schedules, in accordance with the terms applicable to such Optima Options as of the date hereof).

(b)Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Optima Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Optima or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to non-executive employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than ten percent (10%) with respect to any individual non-executive employee and all such increases in the aggregate shall not exceed three percent (3%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with Optima’s 2018 budget, a copy of which has been made available to Cambridge, (ii) Optima shall be permitted to make cash contributions to the Optima 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) Optima shall be permitted to pay accrued bonuses at the Closing consistent with past practice, prorated through the Closing Date.

(d)Hiring. Hire any person as an employee of Optima or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Optima Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $75,000 and whose employment is terminable at the will of Optima, as applicable.

(e)Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any Optima Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to Cambridge, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Optima Disclosure Schedule 5.01(e)).

(f)Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Optima taken as a whole.

(h)Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)Governing Documents. Amend Optima’s charter or bylaws.

(k)Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l)Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any contract that involves the payment of, or incurs fees, in excess of $25,000 per annum, any Lease or any Insurance Policy.

(m)Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Optima is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Optima of an amount which exceeds $25,000 and/or would impose any material restriction on the business of Optima.

(n)Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)Derivative Transactions. Enter into any Derivative Transactions.

(p)Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year or, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with Optima’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r)Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Optima Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with Optima’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of Cambridge is required for any new origination (i) in excess of $2,000,000 or (ii) not made in accordance with Optima’s loan policies as in effect on the date hereof. For purposes of this Section 5.01(r), consent shall be deemed given unless Cambridge objects within 48 hours of notification.

(s)Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u)Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Optima under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v)Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)Insurance. Cause or allow the loss of insurance coverage maintained by Optima that would have a Material Adverse Effect to Optima, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x)Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y)Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or (iv) a material delay of the approval or completion of the Merger.

(z)Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02Covenants of Cambridge. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Optima, Cambridge will not, and will cause each of its Subsidiaries not to:

(a)Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b)Dividend Record Date. Change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(c)Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(d)Capital Stock. Grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that Cambridge may (i) grant equity awards pursuant to its employee benefit plans as required by any Cambridge employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a Cambridge employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue Cambridge capital stock in connection with the transactions contemplated hereby.

(e)Dividends; Etc. (i) Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of Cambridge Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

Section 5.03Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04Shareholder Approval. Optima agrees to take, in accordance with applicable law, the charter and bylaws of Optima, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Optima’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Optima Meeting”) and, subject to Section 5.11, shall take all lawful action to solicit such approval by such shareholders. Optima agrees to use its best efforts to convene the Optima Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of Optima pursuant to Section 5.05, and in any event shall convene the Optima Meeting within forty-five (45) days after such mailing. Except with the prior approval of Cambridge, no other matters shall be submitted for the approval of Optima shareholders at the Optima Meeting. The Optima Board shall at all times prior to and during the Optima Meeting recommend adoption of this Agreement by the shareholders of Optima (the “Optima Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Cambridge or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

Section 5.05Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering Cambridge Stock to be offered to holders of Optima Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Optima Meeting, Cambridge shall draft and prepare, and Optima shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Cambridge in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. Cambridge shall provide Optima and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Cambridge shall file the Merger Registration Statement with the SEC. Each of Cambridge and Optima shall cause the Merger Registration Statement to be filed within forty-five (45) days the date hereof and to be declared effective under the Securities Act as promptly as practicable after such filing. Cambridge shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Optima shall furnish to Cambridge all information concerning Optima and the holders of Optima Stock as may be reasonably requested in connection with such action. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of Optima to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 5.06Cooperation and Information Sharing. Optima shall provide Cambridge with any information concerning Optima that Cambridge may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus. Cambridge shall notify Optima promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Optima promptly copies of all correspondence between it or any of its representatives and the SEC. Cambridge shall provide Optima and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Cambridge and Optima agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Optima agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Optima Stock entitled to vote at the Optima Meeting as soon as practicable following the date that the Merger Registration Statement is declared effective under the Securities Act.

Section 5.07Supplements or Amendment. Optima and Cambridge shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and Cambridge shall file an amended Merger Registration Statement with the SEC, and Optima shall mail an amended Proxy Statement/Prospectus to its shareholders.

Section 5.08Regulatory Approvals. Each of Optima and Cambridge will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Optima and Cambridge will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of Cambridge or Optima to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Cambridge and Optima shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing. Provided that Optima has cooperated as required above, Cambridge agrees to use its reasonable best efforts to file the requisite applications or notices to be filed by it or by Cambridge Trust with the appropriate Bank Regulators within the forty-five (45) days of the date hereof.

Section 5.09Press Releases. Optima and Cambridge shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Optima and Cambridge shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10Access; Information.

(a)Optima agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Cambridge and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Optima and to such other information relating to Optima as Cambridge may reasonably request and, during such period, it shall furnish promptly to Cambridge all information concerning the business, properties and personnel of Optima as Cambridge may reasonably request. Optima shall not be required to provide access to or to disclose minutes or similar records of meetings of the board of directors or any committee that includes discussion any of the transactions contemplated by this Agreement or any information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, Optima agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)All information furnished to Cambridge by Optima pursuant to Section 5.10(a) shall be subject to, and Cambridge shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of July 31, 2018, by and between Optima and Cambridge (the “Confidentiality Agreement”).

(c)No investigation by Cambridge of the business and affairs of Optima shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Cambridge to consummate the transactions contemplated by this Agreement.

Section 5.11No Solicitation by Optima.

(a)Optima shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Optima (collectively, the “Optima Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Cambridge) any information or data with respect to Optima or otherwise relating to an Acquisition Proposal; or (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Optima is a party. Optima shall, and shall cause each of the Optima Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by Optima or on its behalf during the past twelve months in connection with any actual or potential Acquisition Proposal.

(b)Notwithstanding Section 5.11(a), prior to the date of the Optima Meeting, Optima may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) Optima has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the Optima Board determines in good faith, (A) after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) Optima has provided Cambridge with at least twenty-four hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Optima or otherwise relating to an Acquisition Proposal, Optima receives from such Person a confidentiality agreement with terms not materially less favorable to Optima than those contained in the Confidentiality Agreement. In addition, if Optima receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and Optima has not breached any of the covenants set forth in this Section 5.11, then Optima, or any Optima Representative may, with the prior approval of the Optima Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to Optima confidentially in writing. Optima shall promptly provide to Cambridge any non-public information regarding Optima provided to any other Person which was not previously provided to Cambridge, such additional information to be provided no later than the date of provision of such information to such other party.

(c)Optima shall promptly (and in any event within 24 hours) notify Cambridge in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Optima or the Optima Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Optima agrees that it shall keep Cambridge informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). Optima shall provide Cambridge with at least 24 hours’ prior notice of any meeting of the Optima Board at which the Optima Board is reasonably expected to consider any Acquisition Proposal.

(d)Neither the Optima Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to Cambridge in connection with the transactions contemplated by this Agreement (including the Merger), the Optima Recommendation, fail to reaffirm the Optima Recommendation within five Business Days following a request by Cambridge, or make any statement, announcement or release, in connection with the Optima Meeting or otherwise, inconsistent with the Optima Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Optima Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Optima to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of  Section 5.11(b) or (B) requiring Optima to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)Notwithstanding Section 5.11(d), prior to the date of the Optima Meeting, the Optima Board may withdraw, qualify, amend or modify the Optima Recommendation (a “Optima Subsequent Determination”) after the fourth Business Day following Cambridge’s receipt of a written notice (the “Notice of Superior Proposal”) from Optima advising Cambridge that the Optima Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the Optima Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the four Business Day period after receipt of the Notice of Superior Proposal by Cambridge (the “Notice Period”), Optima and the Optima Board shall have cooperated and negotiated in good faith with Cambridge to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Optima to proceed with the Optima Recommendation without an Optima Subsequent Determination; provided, however, that Cambridge shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Cambridge since its receipt of such Notice of Superior Proposal, the Optima Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Optima shall be required to deliver a new Notice of Superior Proposal to Cambridge and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days.

(f)Notwithstanding any Optima Subsequent Determination, this Agreement shall be submitted to Optima’s stockholders at the Optima Meeting for the purpose of voting on, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Optima of such obligation; provided, however, that if the Optima Board shall have made an Optima Subsequent Determination, then the Optima Board may submit this Agreement to Optima’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Optima Board may communicate the basis for its lack of a recommendation to Optima’s stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, the Optima Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Optima Meeting.

Section 5.12Certain Policies. Prior to the Effective Date, Optima shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Cambridge; provided, however, that Optima shall not be obligated to take any action pursuant to this Section 5.12 unless and until Cambridge acknowledges, and Optima is satisfied, that all conditions to Optima’s obligation to consummate the Merger have been satisfied and that Cambridge shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Optima pursuant to this  Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Optima or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13Indemnification.

(a)From and after the Effective Time, Cambridge (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Optima, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Optima or is or was serving at the request of Optima as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Optima, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the charter or bylaws of Optima or as provided in applicable law as in effect on the date hereof (subject to change as required by law). Cambridge’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such

Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b)Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable costs, expenses and fees of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c)Prior to the Effective Time, Cambridge shall purchase an extended reporting period endorsement under Optima’s existing directors’ and officers’ liability insurance coverage for Optima’s directors and officers in a form acceptable to Optima which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by Optima (provided that Cambridge may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Optima’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by Optima for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, Cambridge shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d)The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of Optima or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of Optima, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by Optima or Cambridge, the Indemnifying Party shall pay on such Indemnified Party’s behalf, , any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e)If Cambridge or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Cambridge shall assume the obligations set forth in this Section 5.13.

Section 5.14Employees; Benefit Plans.

(a)Following the Closing Date, Cambridge may choose to maintain any or all of the Optima Benefit Plans in its sole discretion and Optima shall cooperate with Cambridge in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending 12 months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), Cambridge shall provide, or cause to be provided, to each employee of Optima who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to such Continuing Employee immediately prior to the Effective Time, (ii) target cash bonus opportunities provided to similarly-situated employees of Cambridge or its Subsidiaries and (iii) other benefits (other than severance or termination pay) at least substantially comparable in the aggregate to the benefits provided to similarly-situated employees of Cambridge or its Subsidiaries. Cambridge shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in each employee benefit or compensation plan, program, policy, agreement or arrangement of Cambridge or any of its Subsidiaries of general applicability to the same extent as similarly-situated employees of Cambridge (it being understood that inclusion of the employees of Optima in the Cambridge Benefit Plans may occur at different times with respect to different plans). Cambridge shall cause each Cambridge Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the Cambridge Benefit Plans (but not for purposes of benefit accrual under a defined benefit plan) the service of such employees with Optima to the same extent as such service was credited for such purpose by Optima; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Nothing herein shall limit the ability of Cambridge to amend or terminate any of the Optima Benefit Plans or Cambridge Benefit Plans in accordance with their terms at any time; provided, however, that Cambridge shall continue to maintain the Optima Benefit Plans (other than cash incentive, equity or equity-based incentive, retention, change in control, severance, defined benefit, retiree welfare, or similar plans, programs, or agreements) for which there is a comparable Cambridge Benefit Plan until the Optima Employees are permitted to participate in the Cambridge Benefit Plans, unless such Cambridge Benefit Plan has been frozen or terminated with respect to similarly situated employees of Cambridge or any Subsidiary of Cambridge.

(b)Cambridge shall honor, under the vacation policies of Optima, as disclosed on Optima Disclosure Schedule 3.16, the accrued but unused vacation time of each Continuing Employee.

(c)If a Continuing Employee becomes eligible to participate in a medical, dental or health Cambridge Benefit Plan upon termination of such plan of Optima, Cambridge shall make all commercially reasonable efforts to cause such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental Cambridge Benefit Plan, (ii) honor under such plan any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employee and his or her beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Optima Benefit Plan prior to the Effective Time.

(d)Any employee of Optima (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Cambridge (but by and in the sole discretion of Optima) prior to the Effective Time, or is terminated by Cambridge or a Subsidiary of Cambridge within twelve (12) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service (including all service with Optima, Cambridge and any Subsidiary of Cambridge), with a minimum of two (2) and a maximum of twenty-six (26) weeks of base pay.

(e)Cambridge shall honor and perform under each agreement or contract set forth in Optima Disclosure Schedule 3.16(f).

(f)To the extent necessary, Cambridge and Optima may provide a retention pool as mutually agreed by Cambridge and Optima to certain employees of Optima to be designated by Cambridge in consultation with Optima. Such designated employees will enter into retention agreements to be agreed upon by Cambridge and Optima.

(g)Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of Optima to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any Optima Benefit Plan, Cambridge Benefit Plan, or other employee benefit plan of Cambridge, Cambridge Trust, Optima or any of their respective Affiliates.

Section 5.15Notification of Certain Changes. Cambridge and Optima shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by Optima or Cambridge, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16Current Information. During the period from the date of this Agreement to the Effective Time, Optima will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Cambridge and to report the general status of the ongoing operations of Optima. Without limiting the foregoing, Optima agrees to provide Cambridge (i) a copy of each report filed by Optima with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Optima Disclosure Schedule 3.14.

Section 5.17Board Packages. Optima shall distribute a copy of each Optima Board package, including the agenda and any draft minutes, to Cambridge at the same time and in the same manner in which it distributes a copy of such packages to the Optima Board; provided, however, that Optima shall not be required to copy Cambridge on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Optima or any other matter that the Optima Board has been advised of by counsel that such distribution to Cambridge may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18Transition; Informational Systems Conversion. From and after the date hereof, Cambridge and Optima shall use their reasonable best efforts to facilitate the integration of Optima with the business of Cambridge following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of Optima’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Cambridge and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of Optima’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Optima in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Optima shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Cambridge shall pay all out-of-pocket fees, expenses or charges that Optima may incur as a result of taking, at the request of Cambridge, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Cambridge and/or Optima in accordance with Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(f), or by Optima only in accordance with Section 7.01(d), Section 7.01(e) or Section 7.01(g)(v), Cambridge shall pay to Optima all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) business days of Optima providing Cambridge written evidence of such fees, expenses or charges.

Article VI
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Optima and Cambridge to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b)Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c)NASDAQ Listing. The shares of Cambridge Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e)Tax Opinions. Cambridge shall have received a letter setting forth the written opinion of Hogan Lovells US LLP (or if Hogan Lovells US LLP is unable to issue such an opinion, of another nationally recognized law firm proposed by Optima that is reasonably acceptable to Cambridge), in and form and substance reasonably satisfactory to Cambridge, dated as of the Closing Date, and Optima shall have received a letter setting forth the written opinion of Goodwin Procter LLP (or if Goodwin Procter LLP is unable to issue such an opinion, of another nationally recognized law firm proposed by Cambridge that is reasonably acceptable to the Optima), in form and substance reasonably satisfactory to Optima, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

(f)Executive Agreements. The Executive Agreements shall have been executed and delivered by Cambridge and Daniel Morrison and Pamela Morrison, concurrently with Optima’s execution and delivery of this Agreement.

Section 6.02Conditions to Obligations of Cambridge. The obligations of Cambridge to consummate the Merger also are subject to the fulfillment or written waiver by Cambridge prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of Optima set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Optima or the Surviving Bank. Cambridge shall have received a certificate, dated the Closing Date, signed on behalf of Optima by the Chief Executive Officer of Optima to such effect.

(b)Performance of Obligations of Optima. Optima shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cambridge shall have received a certificate, dated the Closing Date, signed on behalf of Optima by the Chief Executive Officer of Optima to such effect.

(c)Adverse Regulatory Conditions. No Regulatory Approvals referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of Cambridge reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Cambridge would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d)Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of Optima concurrently with Optima’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(e)Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Optima Stock.

(f)Other Actions. Optima shall have furnished Cambridge with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as Cambridge may reasonably request.

Section 6.03Conditions to Obligations of Optima. The obligations of Optima to consummate the Merger also are subject to the fulfillment or written waiver by Optima prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of Cambridge set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Cambridge. Optima shall have received a certificate, dated the Closing Date, signed on behalf of Cambridge by the Chief Executive Officer and the Chief Financial Officer of Cambridge to such effect.

(b)Performance of Obligations of Cambridge. Cambridge shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Optima shall have received a certificate, dated the Closing Date, signed on behalf of Cambridge by the Chief Executive Officer and the Chief Financial Officer of Cambridge to such effect.

(c)Other Actions. Cambridge shall have furnished Optima with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as Optima may reasonably request.

Section 6.04Frustration of Closing Conditions. Neither Cambridge nor Optima may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

Article VII
TERMINATION

Section 7.01Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a)Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Cambridge and Optima if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)No Regulatory Approval. By Cambridge or Optima, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)No Shareholder Approval. By either Cambridge or Optima (provided that if Optima is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)Breach of Representations and Warranties. By either Cambridge or Optima (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by Cambridge) or Section 6.03(a) (in the case of a breach of a representation or warranty by Optima).

(e)Breach of Covenants. By either Cambridge or Optima (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Optima) or Section 6.03(b) in the case of a breach of a representation or warranty by Cambridge).

(f)Delay. By either Cambridge or Optima if the Merger shall not have been consummated on or before September 30, 2019 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Cambridge or Optima, if (i) Optima shall have materially breached its obligations under Section 5.11, (ii) the Optima Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Cambridge, (iii) the Optima Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Cambridge or a Subsidiary of Cambridge or (iv) Optima shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Optima Meeting in accordance with Section 5.04.

(h)Decrease in Cambridge Stock Price. By Optima, if the Optima Board so determines by a vote of the majority of the members of the entire Optima Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Cambridge Ratio”) shall be less than 0.80; and

(B) (x) the Cambridge Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Optima elects to exercise its termination right pursuant to this Section 7.01(h), it shall give written notice to Cambridge promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, Cambridge shall have the option to increase the consideration to be received by the holders of Optima Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio, 0.80 and the Exchange Ratio (as then in effect) by (B) the Cambridge Ratio. If Cambridge so elects within such five-day period, it shall give prompt written notice to Optima of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Cambridge Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Cambridge Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Cambridge Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Cambridge Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

Section 7.02Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Cambridge while structuring and pursuing the Merger, the parties hereto agree that Optima shall pay to Cambridge a termination fee of $2,500,000 within three (3) Business Days after written demand for payment is made by Cambridge, following the occurrence of any of the events set forth below:

(a)Cambridge or Optima terminates this Agreement pursuant to Section 7.01(g); or

(b)Optima enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Optima within twelve (12) months following the termination of this Agreement by Cambridge pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by Optima after an Acquisition Proposal has been publicly announced or otherwise made known Optima.

Section 7.03Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

Article VIII
MISCELLANEOUS

Section 8.01Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Optima Meeting no amendment shall be made which by law requires further approval by the shareholders of Optima without obtaining such approval.

Section 8.03Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 8.05Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between Cambridge and Optima; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Cambridge:

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

Attention: Denis K. Sheahan
Email: Denis.Sheahan@cambridgetrust.com

Telephone: 617-441-1533

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention: Richard A. Schaberg
Email: richard.schaberg@hoganlovells.com

Telephone: 202-637-5671

If to Optima:

Optima Bank & Trust Company

Two Harbour Place

Portsmouth, NH 03801

Attention: Daniel R. Morrison
Email: dmorrison@optimabank.com

Telephone: 603-433-9600

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Samantha M. Kirby and William P. Mayer
Email: Skirby@goodwinlaw.com and wmayer@goodwinlaw.com

Telephone: 617-523-1231

Section 8.07Entire Understanding; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Cambridge’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Article IX
ADDITIONAL DEFINITIONS

Section 9.01Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Optima: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Optima in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the FRB, the Massachusetts Commissioner of Banks and the New Hampshire Bank Commissioner, which regulates Cambridge, Cambridge Trust or Optima, or any of their respective subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Cambridge Board” means the Board of Directors of Cambridge.

“Cambridge Disclosure Schedule” means the disclosure schedule delivered by Cambridge to Optima on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“Cambridge Stock” means the common stock, par value $1.00 per share, of Cambridge.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of Optima Stock.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Stock Incentive Plan” means, with respect to Cambridge, the Amended 1993 Stock Option Plan, the 2017 Equity and Cash Incentive Plan, the Director Stock Plan and the 2016 Annual Incentive Plan.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by Cambridge and reasonably acceptable to Optima to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights in both published and unpublished works (including any registrations and applications for any of the foregoing); (d) Software; (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (f) claims of infringement against third parties.

“IRS” means the Internal Revenue Service.

“Knowledge” shall mean, with respect to any fact, event or occurrence, (i) in the case of Optima, the actual knowledge after reasonable inquiry of those certain executive officers of Optima listed on Optima Disclosure Schedule 9.01, or (ii) in the case of Cambridge and its Subsidiaries, the actual knowledge after reasonable inquiry of one or more of Cambridge’s executive officers, all of whom are listed on Cambridge Disclosure Schedule 9.01.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to Cambridge or Optima, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Cambridge and its Subsidiaries taken as a whole, or Optima and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Cambridge or Cambridge Trust, on the one hand, or Optima, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (G) any failure by the to meet any internal projections or forecasts or estimates of revenues or earnings for any period; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“Merger Consideration” means the cash or Cambridge Stock, or combination thereof, in an aggregate per share amount to be paid by Cambridge for each share of Optima Stock, pursuant to the terms of Article II.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Optima Board” means the Board of Directors of Optima.

“Optima Disclosure Schedule” means the disclosure schedule delivered by Optima to Cambridge on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“Optima Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Optima.

“Optima Loan Property” means any property in which Optima holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Optima.

“Optima Option” means an option to purchase shares of Optima Stock including, but not limited to, an option to purchase shares of Optima Stock under an Optima Stock Option Plan.

“Optima Stock Option Plan” means, with respect to Optima, the Optima Bank & Trust Company 2008 Stock Option and Incentive Plan and the Optima Bank & Trust Company Amended and Restated 2011 Stock Option and Incentive Plan.

“Per Share Consideration” means the sum of (a) the product of (i) the Exchange Ratio, (ii) the Cambridge Measurement Price, and (iii) 0.95, plus (b) the product of (i) 0.05 and (ii) the Cash Consideration per share of Optima Stock.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by Cambridge and Optima and as delivered to holders of Optima Stock in connection with the solicitation of their approval of this Agreement.

“Regulatory Approvals” means any approval, waiver or any non-objection from any Governmental Authority necessary to consummating the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the waiver or approval of the FRB, (b) the approval of the FDIC, (c) the approval of the Massachusetts Commissioner of Banks, and (d) the approval of the New Hampshire Banks Commissioner.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Optima Stock then outstanding or all or substantially all of the assets of Optima and otherwise (a) on terms which the Optima Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Optima’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Optima Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMBRIDGE BANCORP

By:	/s/ Denis K. Sheahan
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

CAMBRIDGE TRUST COMPANY

By:	/s/ Denis K. Sheahan
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

OPTIMA BANK & TRUST COMPANY

By:	/s/ Daniel R. Morrison
Name:	Daniel R. Morrison
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

FINAL FORM

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December ___, 2018, by and between the undersigned holder (“Shareholder”) of common stock, par value $1.00 per share (“Optima Common Stock”) of Optima Bank & Trust Company, a New Hampshire-chartered bank (“Optima”), and Cambridge Bancorp, a Massachusetts corporation (“Cambridge”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Cambridge, Cambridge Trust, a Massachusetts-chartered trust company and wholly owned subsidiary of Cambridge (“Cambridge Trust”), and Optima are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Optima shall merge with and into Cambridge Trust, and in connection therewith, each outstanding share of Optima Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Optima Stock identified on Exhibit A hereto (such shares, together with all shares of Optima Stock with respect to which Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Cambridge to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Optima, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Cambridge, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Optima contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2.  No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as Cambridge may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.  Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Cambridge as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Cambridge, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Except as set forth on Schedule 1, Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Optima other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4.  Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Cambridge with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Optima, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Optima taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5.  No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Optima, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Cambridge) any information or data with respect to Optima or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Optima’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Optima that takes any action in support of an Acquisition Proposal.

Section 6.  Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Cambridge if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Cambridge will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Cambridge has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Cambridge’s seeking or obtaining such equitable relief.

Section 7.  Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of: (a) the Effective Time or (b) in the event that the Merger Agreement is terminated in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8.  Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9.  Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.  Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Optima, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Optima or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Optima.

Section 11.  Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 12.  Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Cambridge in accordance with Section 8.06 of the Merger Agreement and to each Shareholder at its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CAMBRIDGE BANCORP

By:
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF OPTIMA COMMON STOCK BENEFICIALLY OWNED

Exhibit B

Form of Executive Agreement